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                                                                      Exhibit 13
                              NCS HealthCare, Inc.

                             SEVERANCE BENEFIT PLAN

      This Agreement is entered into this 20th day of February 1998 by NCS HealthCare, Inc. (hereinafter referred to as the "Company");

                                   WITNESSETH:

      WHEREAS, the Company desires to formally document the terms and provisions of it's severance benefit plan in order to definitely delineate its procedures and policies for making severance payments to eligible Employees of the Company, and any Affiliates which may from time to time be Participating Companies hereunder, in connection with the Termination of Employment of such Employees;

      NOW THEREUNDER, the Company hereby adopts an employee severance benefit plan, effective February 20, 1998, as follows:

                                    ARTICLE I
                                NAME AND PURPOSE


      1.1 Name. The name of this Plan is the NCS HealthCare SEVERANCE BENEFIT PLAN.

      1.2 Purpose. This Plan is hereby established in order to provide eligible Employees of the Company and other Participating Companies with severance benefits in the event of Termination of Employment of such Employees, under certain conditions specified herein.

      1.3 Employee Welfare Benefit Plan. This Plan is intended to be an employee welfare benefit plan as defined in Section 3(1) of ERISA. This Plan shall be
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administered in such a manner, and benefits hereunder shall be so limited, notwithstanding any contrary provision of this Plan, that this Plan shall be an employee welfare benefit plan as defined in Section 3(1) of ERISA and not an employee pension benefit plan as defined in Section 3(2) of ERISA in conformity with U.S. Department of Labor Regulation 2510.3-2(b).


                                   ARTICLE II
                                   DEFINITIONS


      Unless the context otherwise indicates, the following words used herein shall have the following meanings wherever used in this Plan:

      2.1 Adoption Date. The words "Adoption Date" shall mean the date as of which any Affiliate becomes a Participating Company under this Plan.

      2.2 Affiliate. The word "Affiliate" shall mean a corporation which would be defined as a member of a controlled group of corporations which includes a Participating Company or any business organization which would be defined as a trade or business (whether or not incorporated) which is under "common control" with such Participating Company within the meaning of Sections 414(b) and (c) of the Code, and any member of an "affiliated service group," as defined in Section 414(m) of the Code, which includes a Participating Company but, in each case, only during the periods any such corporation, business organization or member would be so defined.

      2.3 Annual Compensation. The words "Annual Compensation" shall mean the total of all compensation, including wages, salary, and any other benefit of monetary value, whether paid in the form of cash or otherwise, which was paid as consideration for the Employee's service during the year, or which would have been so paid at the Employee's usual rate of compensation if the Employee had worked a full year.


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
      2.4 Base Salary. The words "Base Salary" shall mean the base salary paid to an Employee at the time of the Termination of Employment of such Employee.

      2.5 Board. The word "Board" shall mean the Board of Directors of the Company.

      2.6 Code. The word "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and lawful regulations and pronouncements promulgated thereunder.

      2.7 Committee. The word "Committee" shall mean the Benefit Appeals Committee constituted under the provisions of Article VI of this Plan.

      2.8 Company. The word "Company" shall mean NCS HealthCare, and any successor corporation or business organization which shall assume the duties and obligations of the Company by operation of law or otherwise under the Plan.

      2.9 Covered Employee. The words "Covered Employee" shall mean a salaried Employee working full time and an hourly Employee who customarily works at least thirty (30) hours per week for a Participating Company and who may become entitled to benefits hereunder if he shall satisfy the requirements for entitlement to benefits set forth herein. A "Covered Employee" shall be an Employee who is not:

            (a) a member of a unit of Employees covered by a collective bargaining agreement unless such agreement provides for coverage hereunder; or

            (b)   a Leased Employee.

      2.10 Date of Hire. The words "Date of Hire" shall mean the date on which an Employee commences employment and works at least one (1) hour for the Company or any Affiliate and shall mean, in the case of a rehired Employee, the first day following his previous Termination of Employment on which he works at least one (1) hour for the Company or an Affiliate.

            Notwithstanding the foregoing, in the event that an Employee was employed by a predecessor employer, his "Date of Hire" shall mean the date on which such Employee commenced employment and worked at least one (1) hour for such predecessor employer, and in the case of a rehired Employee, the first day following his previous Termination of Employment with such predecessor employer on which he worked at least one (1) hour for such predecessor employer.

      2.11 Effective Date. The words "Effective Date" shall mean the effective date of this Plan which is February 20, 1998.

      2.12 Employee. The word "Employee" shall mean any common-law employee of a Participating Company or an Affiliate or a Leased Employee. The word "Employee" shall not include any person who renders service to a Participating Company or an Affiliate solely as a director or independent contractor.

      2.13 ERISA. The acronym "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and lawful regulations and pronouncements promulgated thereunder.

      2.14 Leased Employee. The words "Leased Employee" shall mean an individual who is an employee of an organization which has entered into an employee leasing arrangement with a Participating Company or an Affiliate and who is required to be treated as an Employee of a Participating Company or an Affiliate for certain employee benefits law purposes pursuant to Section 414(n) of the Code.

      2.15  Leave of Absence. The words "Leave of Absence" shall mean:

            (a) that period of interruption of active employment of an Employee caused by entrance into the Armed Services of the United States under such circumstances that he becomes entitled to reemployment rights under law, such period being deemed to terminate at the expiration of such reemployment rights;

            (b) that period of interruption of active employment of an Employee, with or without pay, granted by the Company or any other Participating


                                       4
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                  Company with the understanding that he will return to active employment at the expiration of such period, provided, that such interruption of active employment does not exceed the period agreed to by the Company or other Participating Company;

            (c)   a period of layoff not to exceed six months; and

            (d)   a period of jury duty.

      2.16 Limited Program of Terminations. The words "Limited Program of Terminations" shall mean a program of terminations:

            (a) which, when begun, was scheduled to be completed upon a date certain or upon the occurrence of one or more specified events;

            (b) under which the number, percentage or class or classes of Employees whose services are to be terminated is specified in advance; and

            (c) which is described in a written document which is available to the United States Secretary of Labor upon request, and which contains information sufficient to demonstrate that the conditions set forth in (a) and (b) above have been met.

      2.17 Normal Retirement Age. The words "Normal Retirement Age" shall mean for any Participant his attainment of age sixty-five (65).

      2.18 Participant. The word "Participant" shall mean any Covered Employee who becomes a participant in this Plan pursuant to Article III hereof.

      2.19 Participating Company. The words "Participating Company" shall mean the Company and any Affiliate which is a participating employer in this Plan. The Participating Companies as of the Effective Date are listed in Article IX of this Plan.

      2.20 Plan Administrator. The words "Plan Administrator" shall mean the Company, a Participating Company or any person or entity designated as Plan Administrator as provided in Article VI.

      2.21 Plan Year. The words "Plan Year" shall mean the twelve month period ending each December 31.


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      2.22 Termination Date. The words "Termination Date" shall mean the date as of which any Participating Company ceases to participate in this Plan.

      2.23 Termination of Employment. The words "Termination of Employment" shall mean for any Employee the occurrence of any one of the following events:

            (a)   he is discharged by a Participating Company or Affiliate;

            (b) he voluntarily terminates employment with a Participating Company or Affiliate;

            (c) he retires from employment with a Participating Company or Affiliate; or

            (d) he fails to return to work after the cessation of disability income payments under any sick leave, short term disability or long term disability program of a Participating Company or Affiliate.

      2.24 Year of Service. The words "Year of Service" shall mean a twelve (12) consecutive month period measured from an Employee's Date of Hire and any anniversary thereof until his subsequent Termination of Employment. A Fractional Year of service shall be disregarded in determining the amount of severance benefit payable to a Covered Employee under Section 5.3 below.

                                   ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

      3.1 Eligibility. Each Covered Employee who, on or after the Effective Date, is employed by a Participating Company and has worked for a Participating Company for at least twelve (12) continuous months after his most recent Date of Hire shall be eligible to participate in this Plan.

      3.2 Participation. Each Covered Employee who satisfies the requirements of
Section 3.1 on or after the Effective Date shall commence participation in the Plan as of the Effective Date or, if later, as of the date upon which he first satisfies the aforementioned requirements. A Participant shall continue to participate in the Plan as long as he continues to satisfy the requirements of
Section 3.1 and shall cease to be a

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Participant immediately upon his failure to satisfy such requirements. A Covered
Employee who was previously a Participant and ceased to be a Participant, but again satisfies the requirements of Section 3.1, shall immediately recommence participation in the Plan.

      3.3 Leave Of Absence. A Participant shall continue to be a Participant throughout a Leave of Absence approved by the Participating Company by which he is employed, except to the extent that any benefits provided under this Plan are provided, under similar terms and conditions, to the Participant through a plan, program or other arrangement as a result of the Participant's Leave of Absence.

                                   ARTICLE IV
                           QUALIFICATION FOR BENEFITS

      4.1 Entitlement to Benefits. A Participant shall be entitled, in the sole discretion of the Company in its capacity as sponsor of the Plan, to receive the benefits specified in Article V hereunder if, at any time on or after the Effective Date, such Participant experiences a Termination of Employment. As required by law, in order to prevent the Plan from being deemed an employee pension benefit plan as described in Section 3(2) of ERISA, severance benefits hereunder shall not be contingent, directly or indirectly, upon the Participant's retiring.

      4.2 Source of Payments. The benefits under this Plan shall be paid as needed directly from the general assets of the Company or any Participating Company as the Company shall direct. This Plan is an unfunded employee welfare benefit plan, and nothing herein shall be interpreted to require prefunding by the Company or any Participating Company of the cost of benefits.

      4.3 No Entitlement to Benefits On or After Sale or Transfer. Unless specifically provided for in an Exhibit to this Plan, in no event shall a Participant be entitled to receive any benefits hereunder on or after the date that either:

            (a) the stock or assets of the business unit or facility by which he is employed is sold to a person or entity which is not an Affiliate and such Participant either:

                  (i) continues employment with such business unit or facility as owned by such unrelated person or entity; or

                  (ii) is offered employment but refuses to accept such offer with such business unit or facility as owned by such unrelated person or entity; or

            (b) the employment of a Participant is transferred to a joint venture which is not an Affiliate.

                                    ARTICLE V
                        BENEFITS AND PAYMENT OF BENEFITS

      5.1 Determination of Severance Benefit. If the Company shall so determine, a Participant who is eligible for a severance benefit pursuant to Section 4.1 hereof, may be paid a severance benefit under this Plan following his date of Termination of Employment and the satisfaction of any other applicable terms and conditions to the receipt of such severance benefit.

      5.2 Conditions to Severance Benefit. Subject to Section 5.5 below, a Covered Employee's Termination of Employment must be on account of a lack of work and/or corporate organizational restructuring in order to be entitled to a severance benefit hereunder. A severance benefit shall not be payable for any other reason including, but not limited to, voluntary resignations or terminations resulting from disciplinary actions. The Plan Administrator, in its sole discretion, shall determine whether a Covered Employee's Termination of Employment is on account of lack of work and/or corporate organizational restructuring. A Covered Employee shall not be entitled to a benefit hereunder unless he has been informed in writing by the Plan Administrator that his Termination of Employment is on account of either of such events.

      5.3 Amount of Severance Benefit. The severance benefit payable to a Covered Employee who is entitled to a severance benefit under Sections 5.1 and
5.2 above shall be an amount equal to one (1) week of Base Salary for each consecutive full

Year of Service. The minimum severance benefit shall equal two
(2) weeks of Base Salary and the maximum severance benefit shall be an amount equal to ten (10) weeks of Base Salary.

            In order to prevent this Plan from being deemed an employee pension benefit plan as defined in Section 3(2) of ERISA, the total amount of such severance benefit shall not exceed, with respect to any Participant, the equivalent of twice the Participant's Annual Compensation during the year immediately preceding his Termination of Employment.

      5.4 Timing of Severance Payment. Upon a Participant's Termination of Employment, the Company shall determine such Participant's eligibility for benefits hereunder. Each eligible Participant shall receive his severance benefit commencing as soon as administratively practicable following his Termination of Employment and the determination of the amount of his benefit hereunder, if any.

            Such severance benefit payment shall be made in such form as the Company shall determine, in its complete and sole discretion, including, but not limited to:

            (a)   a single sum payment; or

            (b) continuation of his regular payment of compensation as in effect prior to his Termination of Employment.

            In the event a Participant is paid in accordance with Subparagraph b above and dies during term of payments, all payments cease upon death.

            Notwithstanding the foregoing provisions of this Section 5.4, in order to prevent this Plan from being deemed a pension plan under ERISA, all such payments to a Participant shall be completed by:

            (1) in the case of a Participant whose Termination of Employment is in connection with a Limited Program of Terminations, within the later of:


                  (i) twenty-four (24) months after such Termination of Employment; or

                  (ii) twenty-four (24) months after the Participant reaches his Normal Retirement Age; and

            (2) in the case of any other Participant, within twenty-four (24) months after his Termination of Employment.

      5.5 Discretionary Determination of Other Severance Benefits. Notwithstanding anything in this Article V to the contrary, the Company may determine that a Participant is eligible for a severance benefit pursuant to Sections 4.1 and 5.1 above without regard to the conditions set forth in Section
5.2 above. The amount of the severance benefit for any such Participant shall, subject to other limitations set forth in this Article V, be in the complete and sole discretion of the Company in its capacity as Plan sponsor and need not be consistent as between similarly situated Participants.

      5.6 Delegation of Authority. The Company's duty and authority to determine the eligibility for, amount and timing of severance benefit payments pursuant to
Article IV and V hereof is hereby delegated as follows:


      (a) if the Participant with respect to whom a determination is to be made is anyone other than the Chief Executive Officer or Chief Operating Officer of the Company, delegation shall be to the Chief Operating Officer of the Company;

      (b) if the Participant with respect to whom a determination is to be made is the Chief Operating Officer of the Company, delegation shall be to the Chief Executive Officer of the Company; and


      (c) if the Participant with respect to whom a determination is to be made is the Chief Executive Officer of the Company, delegation shall be to the Board of Directors of the Company.

                                   ARTICLE VI
                                CLAIMS PROCEDURE

      6.1 Claims for Benefits. Claims for benefits shall be made by application of the Participant in such a manner as the Plan Administrator shall prescribe. Without limiting the generality of the foregoing, such a claim for benefits may take the form of (a) a response by the Participant to a proposed benefit or (b) solicited or unsolicited claim for benefits by the Participant. The Plan Administrator shall process each such claim and determine entitlement to benefits within ninety (90) days following its receipt of a completed application for benefits unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Participant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period.

            The extension notice shall indicate the special circumstances requiring an extension of time and the date as of which the Plan Administrator expects to render the final decision.

            The Plan Administrator shall notify a Participant in writing, delivered in person or mailed by first class mail to such Participant's last known address, if any part of a claim for benefits under this Plan has been denied, setting forth in such notice:

            (a)   the specific reason for the denial;

            (b) a specific reference to pertinent Plan provisions upon which the denial is based;

            (c) a description of any additional material or information deemed necessary by the Plan Administrator for such Participant to perfect his claim, and an explanation of why such material or information is necessary; and

            (d)   an explanation of the claim review procedure under the Plan.

            Such notice shall set forth the above information in a manner calculated to be understood by such Participant. If the notice referred to above is not furnished and if the claim has not been granted within the time specified above for processing of such claim, the claim shall be deemed denied and shall be subject to review as set forth below.

      6.2 Review of Claim Denials. Any Participant or any authorized representative of such Participant whose claim for benefits under this Plan has been denied or deemed denied, in whole or in part, by the Plan Administrator may upon written notice to the Committee request a review by the Committee of such denial of his claim for benefits. Such Participant shall have sixty (60) days from the date the claim is deemed denied, or sixty (60) days from receipt of the notice denying the claim, as the case may be, in which to request a review by written application delivered to the Committee, which must specify the relief requested and the reason such Participant believes the denial should be reversed.

      The Committee is hereby authorized to review the facts and relevant documents as well as this Plan, to interpret this Plan and other relevant documents and to render a decision on the claim of the Participant. Such review may be made by written briefs submitted by the Participant and the Plan Administrator or at a hearing, or by both as shall be deemed necessary by the Committee. Any such hearing shall be held in the main offices of the Company or such other location as the Committee shall select on such date and at such time as the Committee shall designate upon not less than fifteen (15) days notice to the Participant and the Plan Administrator unless both of them accept shorter notice. The notice shall specify that such Participant must indicate in writing, at least five (5) days in advance of the time established for such hearing, his intention to appear at the appointed time and place, or the hearing will be automatically cancelled.

            The reply shall specify any other persons who will accompany him to the hearing, or such other persons will not be admitted to the hearing. The Committee shall make every effort to schedule the hearing on a day and at a time which is convenient to both the Participant and the Plan Administrator. The Participant, or his duly authorized representative, may review all pertinent documents relating to the claim in preparation for the hearing and may submit issues and comments in writing prior to or during the hearing.

            After the review has been completed, the Committee shall render a decision in writing, a copy of which shall be sent to both the Participant and the Plan Administrator. In rendering its decision, the Committee shall have full power, authority and discretion to interpret this Plan and any other relevant documents, to resolve ambiguities, inconsistencies and omissions, to determine any and all questions of fact, to determine the right to benefits of, and the amount of benefits, if any, payable to the Participant in accordance with the provisions of this Plan. Such decision shall be final and binding on the Participant and the Plan Administrator.

            The decision of the Committee shall be delivered in writing within thirty (30) days after the hearing, but, in any event it shall not ordinarily be delivered later than sixty (60) days after the Plan's receipt of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of a request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Participant prior to the commencement of the extension. The decision on review shall be in writing and shall include all specific reasons for the decision, written in a manner calculated to be understood by the Participant, as well as specific references to the pertinent Plan provisions on which the decision is based. The decision on review shall be furnished to the Participant within the appropriate time described above. If the decision on review is not furnished within such time, the claim shall be deemed denied on review.

      6.3 Establishment of Benefit Appeals Committee. The Board shall appoint the members of a Benefit Appeals Committee (the "Committee") which shall consist of three (3) or more members. The members of the Committee shall remain in office at the will of the Board and the Board may from time to time remove any of said members with or without cause. The fact that a person is a Participant, prospective Participant or former Participant in the Plan shall not disqualify him from acting as a member of the Committee. A member of the Committee may resign upon written notice to the remaining member or members of the Committee and to the Board respectively. In case of the death, resignation or removal of any member of the Committee, the remaining members shall act until a successor-member shall be appointed by the Board. Upon request by the Plan Administrator, the Board shall notify the Plan Administrator of the names of the original members of the Committee, of any and all changes in the membership of the Committee, of the member designated as Chairman, and the member designated as Secretary, and of any changes in either office. Until notified of a change, the Plan Administrator shall be protected in assuming that there has been no change in the membership of the Committee or the designation of Chairman or of Secretary since the last notification was filed with it. The Plan Administrator shall be under no obligation at any time to inquire into the membership of the Committee or its officers. All communications to the Committee shall be addressed to its Secretary at the address of the Company.

      6.4 Governance of the Committee. On all matters and questions the decision of a majority of the members of the Committee shall govern and control. Meetings may be held in person or by electronic means. In lieu of a meeting, decisions may be made by unanimous written consent. The Committee shall appoint one of its members to act as its Chairman and another member to act as Secretary. The terms of office of these members shall be determined by the Committee, and the Secretary and/or Chairman may be removed by the other members of the Committee for any reason which such other members may deem just and proper. The Secretary shall do all things directed by the Committee. Although the Committee shall act by decision of a majority of its members as above provided, nevertheless in the absence of written notice to the contrary, every person may deal with the Secretary and consider his acts as having been authorized by the Committee. Any notice served or demand made on the Secretary shall be deemed to have been served or made upon the Committee.

      6.5 Additional Committee Rules. No member of the Committee shall be disqualified from acting on any question because of his interest therein. No fee or compensation shall be paid to any member of the Committee for his services as such, but the Committee shall be reimbursed for its expenses by the Company. The Committee may hire such attorneys, accountants, actuaries, agents, clerks, and secretaries as it may deem desirable in the performance of its functions any of whom may also be advisors to any Participating Company or Affiliate and the expense associated with the hiring or retention of any such person or persons shall be paid directly by the Company.

      6.6 No Liability. Neither the Committee nor any of its members shall be liable for any act taken by the Committee pursuant to any provision of this Plan except for gross abuse of the discretion given it and them hereunder. No member of the Committee shall be liable for the act of any other member.

                                   ARTICLE VII
                                 ADMINISTRATION

      7.1 Appointment of Plan Administrator. The Plan Administrator shall be appointed by the Board, and may be removed or may resign upon thirty (30) days' written notice, or such lesser period of notice as is mutually agreeable. In the absence of another designation, the Company shall be the Plan Administrator, and each Participating

Company shall be the designated agent of the Company to carry out the duties of the Plan Administrator with respect to the employees of such Participating Company.

      7.2 Powers and Duties of the Plan Administrator. Except as expressly otherwise set forth herein, the Plan Administrator shall have the authority and responsibility granted or imposed on a "plan administrator" by ERISA. The Plan Administrator shall determine any and all questions of fact, resolve all questions of interpretation of this Plan which may arise under any of the provisions of this Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretion necessary to be exercised under the terms of this Plan which it is herein given or for which no contrary provision is made. The Plan Administrator shall have full power and discretion to interpret this Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant or other applicant, in accordance with the provisions of this Plan. Subject to the provisions of any claims procedure hereunder, the Plan Administrator's decision with respect to any matter shall be final and binding on all parties concerned, and neither the Plan Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of this Plan. The Plan Administrator may, from time to time, by action of its appropriate officers, delegate to designated persons or entities the right to exercise any of its powers or the obligation to carry out any or all of its duties as Plan Administrator.

      7.3 Engagement of Advisors. The Plan Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Plan Administrator or Committee has under this Plan. Such persons may also be advisors to any Participating Company or Affiliate.

      7.4 Payment of Costs and Expenses. The costs and expenses incurred in the administration of the Plan shall be paid directly by one or more of the Participating Companies in either of the following manners as determined by the Company in its sole discretion the expenses may be paid directly by one or more of the Participating Companies. Such costs and expenses include those incident to the performance of the responsibilities of the Plan Administrator or Committee, including but not limited to, claims administration fees and costs, fees of accountants, legal counsel and other specialists, bonding expenses, and other costs of administering this Plan. Notwithstanding the foregoing, in no event will any person serving in the capacity of Plan Administrator, or Committee member who is a full-time employee of a Participating Company or an Affiliate be entitled to any compensation for such services.

                                  ARTICLE VIII
                            AMENDMENT AND TERMINATION

      8.1 Amendment Procedure. The Company may (without the consent of any other Participating Company) amend this Plan at any time, or from time to time, by action of the Board and/or by a writing executed in the name of the Company by one or more of its officers who have the authority to do so. Any such amendment may be made retroactively effective and shall be binding upon the Participants, except that no such amendment shall retroactively deprive a participant of a benefit hereunder.

      8.2 Termination. The Company reserves the right (without the consent of any Participating Company) to terminate this Plan at any time by action of the Board and/or by a writing executed in the name of the Company by one or more of its officers who have the authority to do so provided such termination shall not be retroactive.

      8.3 Result of Termination. If the employment of an employee terminates, whether voluntarily or involuntarily, after the effective date of the Plan termination, he shall not be eligible to receive any severance benefits under this Plan.

                                   ARTICLE IX
                             PARTICIPATING COMPANIES

      9.1 List of Participating Companies. The initial Participating Companies as of the effective date are as follows:

            All direct and indirect subsidiaries of NCS HealthCare, Inc.

            The Company may add or remove Participating Companies during the period of the Plan's existence. Such addition or removal shall be by action of an appropriate officer of the Company, subject to approval of the Board. Such addition or deletion shall require a formal amendment hereto.

      9.2 Delegation of Authority. The Company is hereby fully empowered to act on behalf of itself and the other Participating Companies as it may deem appropriate in maintaining this Plan. Furthermore, the adoption by the Company of any amendment to the Plan or the termination thereof, will constitute and represent, without any further action on the part of any Participating Company, the approval, adoption, ratification or confirmation by each Participating Company of any such amendment or termination. In addition, the appointment of or removal by the Company of any Benefit Appeals Committee member, any Plan Administrator or other person under the Plan shall constitute and represent, without any further action on the part of any Participating Company, the appointment or removal by each Participating Company of such person.

                                    ARTICLE X
                                  MISCELLANEOUS

      10.1 Exclusive Benefit. This Plan has been adopted for the exclusive benefit of the eligible Participants. Notwithstanding the foregoing provisions of this Section, nothing herein contained shall be construed as giving to any Employee or any other person any legal or equitable right against any Participating Company or any Affiliate unless such right shall exist by reason of the express provisions of this Plan or any action taken pursuant thereto and in compliance therewith.


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
      10.2 No Assets. Participation in this Plan shall not entitle any Participant to any assets of any Participating Company or Affiliate. No funds shall in any way be set aside or segregated from the general assets of the Participating Companies or Affiliates by reason of a Participant's participation herein except as otherwise expressly provided herein.

      10.3 No Employment Right. Nothing herein contained shall be construed as giving any Employee the right to be retained in the service of a Participating Company or any Affiliate or shall in any way affect the right of a Participating Company or any Affiliate to control its employees and to terminate the service of any Employee at any time.

      10.4 Construction. This Plan shall be construed in accordance with the laws of the State of Ohio and of the United States of America.

      10.5 No Liability. No liability shall be incurred by a Participating Company or any Affiliate beyond the specific provisions of this Plan.

      10.6 Satisfaction and Release of Claims. As further consideration for execution of a formal release, waiver, separation agreement, or similar document, a Plan Administrator, Participating Company, or an Affiliate may provide a Participant with additional severance benefits, in the complete and sole discretion of the Plan Administrator, the Participating Company, or the Affiliate. Any such payment to any Participant, or to his legal representative, shall be provided as legal consideration for release and waiver of any claims, demands, and causes of action, both known and unknown, of Participant against the Plan Administrator, any Participating Company and/or any Affiliate, and such other persons or entities designated in any formal release, waiver, separation agreement or similar document, if any, which Participant or his legal representative shall be requested to execute.


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
      10.7 Severability. If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions, and this Plan shall be construed and enforced as if such provisions had not been included.

      10.8 Interpretation. All provisions of this Plan shall be interpreted and administered in accordance with the provisions of ERISA in a manner which will assure compliance of the Plan's operation therewith.

      10.9 Impossibility. In the event that it becomes impossible for any Participating Company or the Plan Administrator to perform any act under this Plan, that act shall be performed which, in the judgment of the Company, or Plan Administrator, as the case may be, will most nearly carry out the intent and purpose of this Plan.

      10.10 Number. The singular herein shall include the plural, or vice versa, wherever the context so requires.

      10.11 Gender. A pronoun in the masculine, feminine or neuter gender shall be deemed where appropriate to include also the masculine, feminine or neuter gender.

      10.12 Multiple Fiduciary Capacities. A person may serve in more than one fiduciary capacity hereunder.

      10.13 Indemnification. The Participating Companies shall jointly and severally indemnify, defend, and hold harmless any Employee, or member of the Board of Directors, of a Participating Company or an Affiliate for all acts taken or omitted in carrying out the responsibilities of the Company, any Participating Company, the Plan Administrator or Benefit Appeals Committee under the terms of this Plan or other responsibilities imposed upon such individual by law. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed under Section 502(i) or 502(1) of ERISA, nor shall it provide indemnification for embezzlement or diversion of funds or other property for the


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
benefit of any such individual. The Participating Companies shall jointly and severally indemnify any such individual for expenses of defending an action by a participant, beneficiary, dependent, service provider, government entity or other person, including all legal fees and other costs of such defense. The Participating Companies shall also reimburse any such individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Company, the Participating Companies shall jointly and severally indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. Such indemnification will not be provided to any person who is not a present or former Employee, or present or former member of the Board of Directors, of a Participating Company or an Affiliate nor shall it be provided for any claim by a Participating Company or an Affiliate against any such individual.

      10.14 Titles. The titles are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

      IN WITNESS WHEREOF, the Company, by its officers duly authorized, has caused this Plan to be executed as of the date first written above.

                                    NCS HealthCare, Inc.

                                    By: /s/ Kevin B. Shaw
                                       ------------------------------------
                                       President and CEO


                                    And: /s/ Judith Fimiani
                                        -----------------------------------
                                       Plan Administrator




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